Exhibit 14(d)

BOFA SECURITIES, INC.

January 8, 2020

Special Committee of the Board of Directors

Goldman Sachs BDC, Inc.

200 West Street

New York, New York 10282

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated December 8, 2019, to the Special Committee of the Board of Directors of Goldman Sachs BDC, Inc. (“GS BDC”) as Annex E to, and to the reference thereto under the heading “THE MERGER — Opinion of the Financial Advisor to the GSBD Special Committee” in, the joint proxy statement/prospectus relating to the proposed merger involving GS BDC and Goldman Sachs Middle Market Lending Corp., which joint proxy statement/prospectus forms a part of GS BDC’s Registration Statement on Form N-14 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ BOFA SECURITIES, INC.
BOFA SECURITIES, INC.